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                                                                   EXHIBIT 10.35

THIS DEED is made the 12th day of September 2001.

BETWEEN

TIBOTEC-VIRCO N.V. whose registered address is at Intercity Business Park, Gen. De Wittelen L11B , 2800 Mechelen, Belgium (hereinafter referred to as "TVNV"); and

VIRCO UK LIMITED (No. 03348588) whose registered address is at Cartwright and Company, 106 High Street, Stevenege, Hertfordshire SGI 3DW England (hereinafter referred to as Virco); and

VISIBLE GENETICS UK LTD (No. 04076100) whose registered address is at 20-22 Bedford Row, London, WCIR 4JS (hereinafter referred to as "VG UK"); and

VISIBLE GENETICS INC., whose registered address is at 700 Bay Street, Suite 1000 Toronto Canada M5G 1Z6 (hereinafter referred to as "VGI")

WHEREAS

A. Virco wishes to sell certain Assets set out in Schedule A and VG UK wishes to acquire the said Assets from Virco. Virco shall retain certain other assets ("Excluded Assets") set out in Schedule B.

B. VG UK wishes to acquire certain Expensed Items as set out in Schedule C and Virco wishes to sell such Expensed Items to VG UK.

C. VG UK wishes to assume certain specific liabilities of Virco in relation to the Lease limited to those that relate to the period following the assignment of the Lease and that Virco will indemnify VG UK in respect of the liabilities to be acquired by VG UK that relate to the period prior to the assignment of the Lease.

D. The Parties intend that the employees of Virco shall transfer to VG UK on the Completion Date in accordance with the Transfer of Undertakings for the Protection of Employment Regulations 1981 (as amended) (the TUPE Regulations), and subject to the terms and conditions set out in this deed, and that Virco may from time to time call upon the services of such employees to assist it in audit or regulatory matters.

E. The Parties accept that the transaction described herein represents transfer of employees and assets between the companies who are in competition with each other in the same market and that the employees will be involved in research and development of products that may compete with Virco's and TVNV's current or future product portfolio.

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IT IS AGREED AS FOLLOWS: -

1.       DEFINITIONS

     1.1 In this deed including the Schedules, the following words and expressions have the following meanings:

"Assets"                                    means the assets set out in Schedule
                                            A.

"Completion Date"                           means the date on which Virco
                                            shall sell certain assets, grant a
                                            license to occupy to VG UK, and the
                                            employees of Virco shall transfer to
                                            VG UK.

"Excluded Assets"                           means the assets set out in Schedule
                                            B which shall remain the property of
                                            Virco and may be dealt with in any
                                            manner Virco sees fit upon the
                                            proviso that the Excluded Assets are
                                            removed from the Lease Premises
                                            prior to the Completion Date.

"Expensed Items"                            means the items which have been
                                            expensed during the current fiscal
                                            year as set out in Schedule C.

"Landlord"                                  means the Master Fellows and
                                            Scholars of the Holy and Undivided
                                            Trinity within the Town and
                                            University of Cambridge of King
                                            Henry the Eighth's Foundation,
                                            landlord under the Lease.

"Lease" means the lease dated 19th January 1999 by the Master Fellows and Scholars of the Holy and Undivided Trinity within the Town and
                                            University of Cambridge of King
                                            Henry the Eighth's Foundation to
                                            Virco, as lessee, and TVNV, as
                                            surety, of Trinity College Cambridge
                                            of Unit 184, Phase 3 Cambridge
                                            Science Park, Milton Road, Cambridge
                                            England CB4 0GA with associated
                                            rights and obligations, including
                                            but not limited to the bank
                                            guarantee to Trinity College.

"Premises"                                  has the meaning attributed to that
                                            term under the Lease.

         1.2 The clause and paragraph headings are for ease of reference only and are not to be taken into account in the interpretation of the provisions to which they refer.

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         1.3      Unless the context otherwise requires, references:

                  1.3.1 to numbered clauses and Schedules are references to the relevant clause in, or Schedule to, this deed; and

                  1.3.2 to a numbered paragraph in a Schedule are references to the relevant paragraph in that Schedule.

         1.4 Words denoting the singular include the plural meaning and vice versa.

         1.5      Words importing one gender include both genders.


2.   DEED FOR SALE AND PURCHASE, LICENSE TO OCCUPY AND FOR ASSIGNMENT OF LEASE

         2.1      Subject to the terms and conditions of this deed Virco shall:-

                  2.1.1 on the Completion Date sell to VG UK with full title guarantee and VG UK shall purchase the Assets and Expensed Items owned by Virco as set out in Schedules A and C hereto; but excluding the Excluded Assets.

                  2.1.2 on or after the 5th October 2001 with full title guarantee assign, and VG UK shall assume obligations under, the Lease, including any goodwill attaching to the Premises from Virco's business to VG UK, as of the date of assignment, to hold the Premises to VG UK for all the residue now unexpired of the term of years granted by the Lease subject to payment of the rent reserved by and the performance and observance of the covenants on the part of the lessee and the conditions contained in the Lease.

                  2.1.3 Upon the Completion Date grant a license to VG UK to occupy the Premises upon the terms set out in sub-clauses 2.4 to 2.7.

         2.2 VG UK liability for the assignment of the Lease shall commence upon the date of assignment, and Virco and TVNV shall otherwise indemnify VG UK in respect of any liabilities acquired under the Lease to the extent that they relate to the period prior to date of assignment. Copies of the Lease have been supplied to VG UK, which shall be deemed to purchase with full knowledge of its contents and shall raise no requisition, enquiry or objection in relation to it.

         2.3 VG UK agrees to pay to Virco any and all advance payments made by Virco in relation to the Lease which apply to the period after the date of assignment in cases where such payments are repaid by the Landlord to VG UK. VG UK hereby agrees that such monies shall be payable on demand.

         2.4 VG UK shall be entitled to occupy the Premises at its entire risk from the date hereof until the date of completion of the assignment of the Premises between

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                  Virco and VG UK ("the Assignment") (or earlier as provided herein) but as licensee only and subject to VG UK being liable to pay all outgoings in respect of the Premises from the date hereof and subject to VG UK paying the license fee referred to in clause 3.1.3 below.

         2.5 VG UK shall be bound by the same exceptions and reservations and shall observe and perform the covenants and obligations contained in the Lease as if the Assignment had been completed and shall indemnify Virco against any expense cost loss or liability incurred or suffered by Virco due to any failure by VG UK to observe and perform the obligations on the part of the tenant contained in this clause 2 or as a result of VG UK ceasing to exist or being subject to an insolvency or similar event.

         2.6 If this deed becomes null and void (or if Virco's landlord for the time being under the Lease fails to grant consent to the Assignment in the form of a deed by 31 December 2001) VG UK shall cease to occupy the Premises and shall remove from the Premises VG UK's chattels and shall leave the Premises in good repair and condition making good any damage caused to the Premises in the removal of the chattels and any damage caused thereto during the subsistence of the License to occupy as a result of VG UK's acts or omissions.

         2.7 The parties agree to use their best endeavours to ensure that the License to Assign is duly executed and delivered by the Landlord on or about October 5, 2001. Upon reasonable written request by VGI after October 5, 2001, Virco shall make application to a court with jurisdiction for a declaration that the Landlord is unreasonably delaying or withholding consent to assignment of Lease. All reasonable costs associated with such application shall be borne equally by VG UK and Virco.


3.       PURCHASE CONSIDERATION

         3.1 The consideration for the sale of the Assets and Expensed Items, the license to occupy and the assignment of the Lease shall be the following: -

                  3.1.1 in relation to the Assets set out in Schedule A - their net book value from the fixed asset register of Virco as at 31 August 2001 stg (pound)553,117.38;

                  3.1.2 all items not classified as Assets or Excluded Assets, as per Schedules A and B, shall be acquired by VG UK for a total consideration of stg (pound)15,487.50. This includes but is not limited To all Expensed Items listed in Schedule C.

                  3.1.3 VG UK shall pay to Virco (or to Virco's landlord as Virco shall direct) a sum equal to the rent reserved from time to time under the Lease and all outgoings in respect of the Premises by way of license fee which shall be payable at the times and in the manner specified in the Lease

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                  3.1.4    in relation to the assignment of the Lease (pound)1
                           and a covenant on the part of VG UK, upon the CompletIon Date to pay the rent reserved by the Lease and to observe and perform the covenants on the part of the lessee and the conditions contained in the Lease.

         3.2 The consideration shall be paid in sterling cash by VG UK to Virco upon the Completion Date of the purchase in accordance with Clause 4 below.

         3.3 The consideration set out above is exclusive of any applicable value added tax, which VG UK may be additionally liable to pay Virco.

         3.4 Nothing in this deed shall pass to VG UK, or shall be construed as acceptance by VG UK of any liability, debt or other obligation of Virco, other than as expressly set out in this deed.


4.       THE COMPLETION DATE

         4.1 The parties hereby agree to use their best endeavours to ensure that the Completion Date will occur by the 12th September 2001.

         4.2 Upon the Completion Date, Virco shall deliver or procure delivery to VG UK of:
                  a. Physical possession of all the Assets and Expensed Items capable of passing by delivery with the intent that title in such Assets and Expensed Items shall pass by and upon such delivery;
                  b. Duly executed assignment of the Lease and other documents in the agreed form necessary to assign the Lease to VG UK;
                  c. All personnel files for the Transferred Employees, including all National Insurance PAYE records fully completed in respect of the Transferred Employees showing that all payments are up to date, and all records required to be kept under the Working Time Regulations 1998; and
                  d.       Vacant possession of the Premises.

         4.3 Against compliance by Virco and TVNV of their obligations hereunder, upon the Completion Date, VG UK shall pay to Virco in respect of the purchase consideration set out in Clause 3 above and except as described herein, Virco shall have no further obligations in relation to the Assets, and Expensed Items and Lease. Such payment shall be made by wire transfer to the account of Virco UK Ltd, Account No. 50706965, Sort Code 20-17-35, at Barclays Bank PLC, Chesterton Road, Cambridge England.


5.       EMPLOYEES

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         5.1      The parties acknowledge and agree that the sale and purchase pursuant to this deed will constitute a relevant transfer of the employees listed on Schedule E (the "Transferred Employees") for the purposes of the TUPE Regulations and that it will not operate so as to terminate any of the contracts of employment of the Transferred Employees and such contracts shall be transferred to VG UK pursuant to the TUPE Regulations with effect from the Completion Date and that from the Completion Date Virco will no longer have any liability with respect to the Transferred Employees, except as provided in Clause 5.2 and 5.3.

         5.2 Virco and TVNV agree to fully to indemnify and keep indemnified VG UK against all losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities (including without limitation any liability to tax), and expenses (including without limitation, legal and other professional fees and expenses) which VG UK may suffer, sustain, incur, pay or be put to by reason or on account of or arising from:

                  (1) any claim or other legal recourse by all or any of the Transferred Employees in respect of any fact or matter concerning or arising from employment with Virco prior to the Completion Date:

                  (2) termination of any agents or contractors contract with Virco

                  (3) any act or omission done or omitted to be done by Virco in relation to the Transferred Employees or any other employee of Virco which by virtue of the TUPE Regulations is deemed to be an act or omission of VG UK;

                  (4) without prejudice to sub-Clause (3) above, any claim or demand or other legal recourse against VG UK by any other person or agent or employee or contractor of Virco who claims (whether correctly or not) that VG UK has inherited liability from Virco in respect of them by this deed; and

                  (5) the employment or termination of employment of any employee of Virco (other than the Transferred Employees) whose employment is transferred to VG UK by the TUPE Regulations.

         5.3 The parties agree that Brendan Larder and Sharon Kemp are Transferred Employees for all purposes of this deed. Virco agrees to waive the obligations of Brendan Larder and Sharon Kemp under sub-clause 2.2 (the six-month notice period), sub-clause 10.4, and the entirety of clause 12 (post-termination obligations) of the employment contracts between Virco and each of Sharon Kemp and Brendan Larder.

         5.4 The Parties acknowledge that the Transferred Employees shall be free of all restrictions to work for VG UK subject to the following:

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                  5.4.1    VG UK agrees that the obligations of each of the
                           Transferred Employees towards Virco with respect to Virco's confidential information shall remain valid and in force for a period that is the lesser of five years or as described in their original contract, and that each such employee shall be prohibited in using Virco's confidential information and confidential materials for such period. The parties agree that the provisions set out in clause 9 and subclauses 10.1,
                           10.2 and 10.3 of each of Brendan Larder's and Sharon Kemp's Employment Contract and the provisions of paragraphs 12, 13, 14 and 16 in the Virco Terms and Conditions of Service of all other Transferred Employees, which are reproduced in Schedule D, continue to apply to each Transferred Employee for a period of no greater than five years.

                  5.4.2 prior to the execution of this deed Brendan Larder and Sharon Kemp shall execute a Letter attached as Schedule F and each Transferred Employee shall execute a Letter of Assurance confirming that they will continue to abide by the terms of their contract of employment with Virco UK Limited with respect to Virco's confidential information and confidential material, that these terms will survive the transfer of their contract of employment to VG UK and that they will not use the confidential materials for the benefit of VG UK or its holding company.

                  For the avoidance of doubt the parties hereby agree that notwithstanding anything to the contrary in their employment contract with Virco the skills, knowledge and work experience acquired by the Transferred Employees during their period of employment with Virco shall not fall under the scope of this clause 5.

                  5.4.3 prior to execution of this deed, VG UK shall provide a Letter of Assurance that it has not received and does not have in its possession any:

                           i. reagents, biologicals (including but not limited to all human tissue and blood samples), biochemicals, laboratory notebooks and electronic information; and

                           ii.      hard copy or electronic format of
                                    experimental and production protocols, R & D project descriptions, software development projects including neural network development, algorithms on mutational patterns of HIV, HCV, HBV and other reports belonging to Virco. Such Letter of Assurance is attached as Schedule G.

                  5.4.4 from the Completion Date, Virco shall have, subject to Clause 5.2 and all reasonable legal and regulatory requirements, no further obligations to the Transferred Employees.

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                  5.4.5    VG UK hereby agrees that Virco may from time to time
                           call upon the services of Morgan Hart and Gemma Young to assist it in audit or regulatory matters. Such assistance shall be limited in the case of Morgan Hart to a maximum period of twelve days, which need not be consecutive, commencing on the Completion Date and ending on March 30, 2002. Such assistance shall be limited in the case of Gemma Young to a maximum period of three days, which need not be consecutive, commencing at the Completion Date, and ending three
                           (3) months after the Completion Date. All costs and expenses incurred by the employees, as a result of such assistance given to Virco pursuant to the terms of this Clause 5.5.5 shall be borne by Virco. For the avoidance of doubt Virco shall pay Morgan Hart's salary for the time period which he assists Virco. For the avoidance of doubt VG UK further agrees that Brendan Larder may present Virco data at the ICAAC conference in September 2001.

         5.5 All salaries, business expenses, contractual bonuses and other emoluments, including holiday pay, tax and national insurance payments and contribution to retirement benefit schemes relating to the Transferred Employees shall be borne by Virco up to the Completion Date and all necessary apportionments shall be made.


6.       SALE OF THE PARTIES HIV GENOTYPING ASSAY

In consideration of the mutual covenants and promises set out in this deed the parties hereby agree as follows:

         6.1 VG UK will not offer clinical service laboratory activities in Europe using the Virco HIV genotyping assay for a period of three (3) years from the date of this deed.

         6.2 VG UK may offer clinical service laboratory activities based on its HIV genotyping assay as currently available or future developments on it.


7.       REPRESENTATIONS, WARRANTIES AND LIABILITIES

         7.1 All information contained in this deed and all other information relating to the Assets, Expensed Items, license to occupy, Lease or Transferred Employees given by Virco or its representatives to VG UK or its representatives are true, accurate and complete in every respect and there is no fact or matter relating to the Assets, Expensed Items, license to occupy, Lease or Transferred Employees which is known or ought on reasonable enquiry to be known to Virco which has not been disclosed or which renders any such matters or information untrue, incomplete or

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                  misleading or the disclosure of which is material to be known by a purchaser of the Assets, Expensed Items, Lease or Transferred Employees.

         7.2 The Parties to this deed have full power and authority and have taken all necessary corporate action to enable each effectively to enter into and perform this deed and all deeds entered into, or to be entered into, pursuant to the terms of this deed, and such deeds when executed, will constitute valid, binding and enforceable obligations on each in accordance with their respective terms and, save with respect to the consent of the Landlord in connection with the license to occupy and the assignment of the Lease, each does not require the consent, approval or authority of any other person to enter into or perform its obligations under this deed and each party's entry into and performance of this deed will not constitute any breach of or default under any obligation binding upon it, and it is not engaged in or threatened under any litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this deed.

         7.3      TITLE TO THE ASSETS AND EXPENSED ITEMS

                  7.3.1 Virco warrants the condition of the Assets and Expensed Items on an "as is where is" basis and, except as provided herein, does not warrant as to the condition, fitness for purpose or any other warranty implied under the Sale of Goods Act 1979 or the Sale and Supply of Goods Act 1994 in respect of the Assets or Expensed Items.

                  7.3.2 Virco has or will have at Completion Date good and marketable title to and has in its possession and under its control, all of the Assets and Expensed Items which are sold free from any charge, lien, encumbrance, equity, deed of hire or hire purchase or for payment on deferred terms, bill of sale or any obligation to pay any outstanding sums in respect of them and no person other than Virco has or claims any rights in relation to the Assets or Expensed Items or any of them and the Assets or Expensed Items are not subject to or potentially subject to any floating charge or guarantee given by Virco or by any person or company connected with Virco.

                  7.3.3 All documents which in any way affect the right, title or interest of Virco in or to any of the Assets and which attract stamp duty have been duly stamped within the requisite period for stamping.

         7.4      TRANSFERRED EMPLOYEES

                  7.4.1 No person is employed or engaged by Virco at the Premises (whether under a contract of service or contract for services) other than the Transferred Employees and the Transferred Employees are all employed directly by Virco.

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                  7.4.2    Virco has disclosed copies of all service contracts
                           and contracts for services and full particulars of the current terms of employment or engagement of all Transferred Employees and all of such particulars are true and accurate and complete in all respects.

                  7.4.3 In respect of each of the Transferred Employees, Virco has performed all obligations and duties required to be performed by it (and has settled all outstanding claims and debts), whether arising under contract, statute, at common law or in equity;

                  7.4.4 Except as described in this deed with respect to the Schedule D employees, Virco has not offered any contract of employment or contract for services to any person (except to any of the Transferred Employees).

                  7.4.5 Virco has not offered or agreed for any future variation in any contract of employment in respect of the Transferred Employees or any other person employed by Virco in respect of whom liability is deemed by the TUPE Regulations to pass to VG UK.

                  7.4.6 Virco has paid, or will make timely payment, to the Inland Revenue and any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of the Transferred Employees in respect of their employment by Virco up to the Completion Date.

                  7.4.7 There are no enquiries or investigations existing, pending or threatened into Virco by the Equal Opportunities Commission or the Commission for Racial Equality or other similar authorities.

                  7.4.8 With the exception of Brendan Larder no Transferred Employee has given or received notice terminating his employment or engagement in connection with Virco. There is no person previously employed by Virco who now has or may in the future have a right to return to work (whether for reasons connected with maternity leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged by Virco or to any other compensation.

                  7.4.9 There are not in existence and Virco has not proposed or is not proposing to introduce any bonus, profit sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the Transferred Employees or any of them are or is or would be entitled to participate in the profits of the Assets, Expensed Items, Lease or Employees.

                  7.4.10 There are no amounts outstanding or promised to any of the Transferred Employees and no liability has been incurred by Virco which remains undischarged for breach of any contract of service or

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                           for services or for redundancy payments (including
                           protective awards) or for compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise and no order has been made at any time for the reinstatement or re-engagement of any of the Employees or any person formerly employed or engaged.

                  7.4.11 Virco has complied with the Working Time Regulations 1998 in respect of the Transferred Employees and any other person who provides services whom Virco has regarded as its employee under such Regulations.

                  7.4.12 Virco is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Transferred Employees nor with any other person employed by Virco in respect of whom liability is deemed to pass to VG UK by virtue of the TUPE Regulations, and so far as Virco is aware there is no likelihood of any such dispute, claim or proceedings arising at any time.

                  7.4.13 There are no acts or omissions by Virco in relation to any of the Transferred Employees, which could give rise to a successful claim against Virco or VG UK.

                  7.4.14 Virco has not recognised any trade union, works/staff councils or association of trade unions or any other organisation of employees in respect of the Transferred Employees or any of them. There is no collective deed or other deed or arrangement (whether in writing, or by custom and practice) with any trade union, staff association, staff works council or other organisation of employees in relation to Virco and Virco is not involved or likely to be involved in any industrial or trade dispute or negotiation with any trade union or other employee organisation.

         7.5 Neither Virco nor any person for whose acts or omissions it may be vicariously liable is engaged in or subject to any civil, criminal or arbitration proceedings in relation to the Assets, Expensed Items, license to occupy, Lease or Transferred Employees or any of them and there are no such proceedings pending or threatened by or against Virco or against any such person and there are no facts or circumstances likely to give rise to any such proceedings and there are no judgements outstanding against Virco which affect or might affect any of the Assets, Expensed Items, license to occupy, Lease or Transferred Employees.

         7.6 Virco warrants that at the Completion Date it has removed its confidential and proprietary information, its Excluded Assets, and those Schedule A assets which are denoted as remaining with Virco, from the Premises.

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         7.7      Virco warrants that to the best of its knowledge at date of assignment there are no encumbrances nor knows of any impediments which may effect the validity of the Lease or the assignment of the same nor of any amendment to the Lease. For the avoidance of doubt Virco and TVNV represents and warrants that to the best of their knowledge, there is no legal impediment to the Landlord granting the License to Assign the Lease Premises on the date of Assignment.

         7.8 Except in respect of death or personal injury caused by Virco's negligence, neither TVNV nor Virco shall be liable to VG UK by reason of any representation (unless fraudulent or negligent) or any implied warranties, condition or other term, or any duty at common law, for any direct, special or consequential loss or damage (whether loss of profit or otherwise) costs, expenses or other claims for compensation whatsoever (whether caused by the negligence of Virco, its employees or agents or otherwise), arising out of the sale or their use or resale by VG UK and the entire liability of Virco under or in connection with the sale of the Assets and Expensed Items shall not exceed the price of the said Assets and Expensed Items, paid by VG UK to Virco.

         7.9 VG UK shall indemnify Virco against all claims, demands, proceedings damages, costs and expenses raising out of or incidental to its breach, non-observance or non-performance of the covenants and conditions contained in the license to occupy.

         7.10 VG UK shall indemnify Virco against all claims, demands, proceedings damages, costs and expenses raising out of or incidental to its breach, non-observance or non-performance of the covenants and conditions contained in the Lease after the Completion Date and Virco shall indemnify VG UK against all claims, demands, proceedings damages, costs and expenses raising out of or incidental to its breach, non-observance or non performance of the covenants and conditions contained in the Lease to the extent that they relate to the period prior to the date of assignment if:


8.       RESCISSION

         Without prejudice to its other rights and remedies either party may rescind this deed forthwith by notice in writing to the other prior to the Completion Date if:

         8.1.1 any or all of the applicable regulatory and parent shareholder/director approvals are not received; or

         8.1.2 there is any material misrepresentation of a material fact or fraud in entering into this deed; or

         8.1.3 there is any material change in the ownership or control of either party which is unacceptable to the other for any reason; or

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         8.1.4    one of the parties makes any voluntary arrangement with its creditors or becomes subject to an administration order; or

         8.1.5 one of the parties becomes insolvent or compounds with its creditors or convenes a meeting to consider a resolution that it be placed in liquidation (other than a solvent liquidation for the purposes of amalgamation or reconstruction) or suffers a petition to be presented that it be placed in liquidation or has an administrative receiver, receiver or manager appointed in respect of all or any of its assets or is adjudication bankrupt, makes an assignment for the benefit of, or any composition with, its creditors or takes advantage of any insolvency act (or in each case the equivalent in any jurisdiction); or

         8.1.6 one of the parties commits any remediable breach of any of the terms or conditions of this deed including a failure to pay pursuant to Clause 3 and fails to remedy the breach within 21 (twenty one) days; or

         8.1.7    the Lease is not assigned.


9.       PARENTAL GUARANTEES

         9.1 VGI hereby irrevocably and unconditionally guarantees to Virco the due and punctual performance of each obligation of VG UK to pay monies under this deed and also guarantees VG UK performance of all other obligations hereunder and VGI hereby agrees that if VG UK shall make any default in observing and performing the said obligations in every such case VGI will pay and make good to TVNV on demand all loses, damages and expenses sustained by Virco in respect of all such matters VGI shall not be discharged from or released from its obligations under this clause 9.1 by any arrangement made between VG UK and VGI and/or any third party.

         9.2 TVNV hereby irrevocably and unconditionally guarantees to VG UK the due and punctual performance of each obligation of Virco to pay monies under this deed and also guarantees Virco performance of all other obligations hereunder and TVNV hereby agrees that if Virco shall make any default in observing and performing the said obligations in every such case TVNV will pay and make good to VG UK on demand all loses, damages and expenses sustained by VG UK in respect of all such matters Virco shall not be discharged from or released from its obligations under this clause 9.2 by any arrangement made between TVNV and Virco and/or any third party.


10.      ANNOUNCEMENTS

     No announcement of any kind shall be made in respect of the subject matter of this deed except as specifically agreed between Virco and VG UK. Any announcement by either party shall in any event be issued only after prior consultation with the other

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     and the parties shall make best efforts to agree upon the text of the announcement within five (5) working days of the request. The provisions of this clause 10 shall not apply to disclosures or announcements that are made pursuant to law or regulation.


11.      COSTS

     All expenses incurred by or on behalf of the parties, including all fees of agents, solicitors, accountants, employed by either of the parties in connection with the negotiation, preparation and execution of this deed shall be borne solely by the party which incurred them.


12.      NOTICES

     Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this deed shall be in writing and shall be delivered by courier, sent by registered post or sent by facsimile to the address or facsimile number of the recipient set out below or as specified by the recipient from time to time. Notices sent by e-mail or facsimile shall not be valid to themselves and must be confirmed in hard copy form by courier or by registered post.

                  Notices to Virco or to TVNV  to:
                           C/O Tibotec-Virco N.V
                           Intercity Business Park,
                           Gen. De Wittelan L11B 4,
                           2800 Mechelen,
                           Belgium          Attention: Paul Stoffels

                  Notices to VGI or VG UK:
                           C/O Visible Genetics Inc.
                           700 Bay Street, Suite 1000
                           Toronto, Ontario
                           Canada M5G 1Z6   Attention: General Counsel

     Any notice given pursuant to this clause shall be deemed to have been received: (a) if delivered by courier, at the time of delivery; or (b) if sent by post; where posted in the country of the addressee, on the second working day following the day of posting; and where posted in any other country, on the fifth working day following the day of posting.


13.      ENTIRE DEED AND SCHEDULES

         13.1 This deed and the Schedules constitute the entire deed and understanding between the parties with respect to all matters which are referred to.

         13.2     The Schedules form part of this deed.

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         13.3     This deed binds each party's successors and assigns.


14.      INVALIDITY

     If any term or provision in this deed shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this deed and the enforceability of the remainder of this deed shall not be affected.


15.      PROPER LAW

     The construction, validity and performance of this deed shall be governed by the laws of England.


16.      RIGHTS OF THIRD PARTIES

     A person who is not a party to this deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding any term of this deed, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this deed.

17.      COUNTERPARTS

This deed may be executed in any number of counterparts and by facsimile and by the parties on separate counterparts, each of which when so executed shall be an original of this deed, and all of which shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with each party.

EXECUTED BY THE PARTIES AS A DEED


Common Seal of TIBOTEC-VIRCO N.V.
was hereunto
affixed in the presence of :

Director:____________________________

Director/Secretary:__________________

Date: _______________________________


Common Seal of VIRCO UK LTD.
was hereunto
affixed in the presence of:

Director_____________________________

Director/Secretary:__________________

Date: _______________________________


Common Seal of VISIBLE GENETICS UK LTD
was hereunto
affixed in the presence of:

Director_____________________________

Director/Secretary:__________________

Date: _______________________________


Common Seal of VISIBLE GENETICS INC.
was hereunto
affixed in the presence of:

Director_____________________________

Director/Secretary:__________________

Date: _______________________________





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